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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Stock Purchase Agreement") is dated as of the 21st day of December, 1998, between First Magnum Corporation, a Florida corporation ("Seller"), Thomas M. Ferguson ("Ferguson" or "Shareholder") and Lauderdale Holdings, Inc., a Florida corporation ("Purchaser").

                                    Recitals

         A. The Seller is the owner of 25,000 shares of Class B common stock, par value $.20 (the "Shares"), of Seal Holdings Corporation, a Delaware corporation (the "Company"), which represents all of the issued and outstanding shares of Class B common stock.

         B. Ferguson is the sole shareholder, officer and director of Seller, and as a material inducement to Purchaser to purchase the shares, desires to join in certain of the representations, warranties and obligations of Seller under this Stock Purchase Agreement.

         C. Seller wishes to sell, and Purchaser wishes to purchase, the Shares from the Seller for the purchase price and upon the terms and subject to the conditions described in this Stock Purchase Agreement.

         D. The transactions contemplated by this Stock Purchase Agreement are specifically contingent upon the closing of the transactions contemplated by an Agreement and Plan of Exchange between the Company and OH, Inc., a Florida corporation (the "Agreement") and to the extent that the transactions contemplated by the Agreement do not occur, this Stock Purchase Agreement shall be deemed null and void and be of no further force and effect.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Stock Purchase Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. RECITALS. The above recitals are true, correct and incorporated herein by reference.

2.  PURCHASE AND SALE OF THE SHARES.

         2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Stock Purchase Agreement, at the Closing referred to in Section 5, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free from all claims, liens, pledges, encumbrances or other restrictions or charges of any kind or nature whatsoever ("Liens"), all of Seller's right, title and interest in and to the Shares.


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         2.2 Purchase Price. In full consideration for the Shares and the covenants, representations and warranties contained in this Stock Purchase Agreement, Purchaser shall pay to Seller, an aggregate purchase price ("Purchase Price") of Sixty Two Thousand Five Hundred Dollars ($62,500), which shall be payable at the Closing by cashier's check or by wire transfer.

         2.3 Investment Intent. The Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be resold unless the Shares are registered under the Act or an exemption from such registration is available. Purchaser represents and warrants that it is acquiring the Shares for its own account, for investment, and not with a view to the sale or distribution of the Shares. Each certificate representing the Shares will have a legend thereon incorporating language as follows:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to Seal Holdings Corporation, registration is not required under the Act."

3. REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDER. Seller and Shareholder, jointly and severally, represent and warrant to Purchaser as of the date hereof as follows:

         3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification. Seller has full corporate power and authority to own its properties and carry on its business as now owned and operated by it and to enter into and perform this Stock Purchase Agreement.

         3.2 Legal Authority. Seller and the Shareholder each have the right, power, legal capacity, and authority to enter into and perform their obligations under this Stock Purchase Agreement and all documents delivered in connection herewith, and this Stock Purchase Agreement constitutes, and each document or instrument to be executed by the Seller and the Shareholder pursuant to the terms hereof, upon each of their respective execution and delivery, will have been duly executed and delivered and will constitute the valid and legally binding obligation of the Seller or the Shareholder, as the case may be, enforceable in accordance with its terms.

         3.3 Ownership of the Shares. The Seller (i) is the record and beneficial owner of the Shares, free and clear of any and all Liens; and (ii) has the full right, power, and authority to sell, assign, transfer and deliver the Shares as provided in this Stock Purchase Agreement, and such delivery will convey to Purchaser lawful, valid, and marketable title to the Shares, free and clear of any and all Liens. This Stock Purchase Agreement has been duly authorized, executed, and delivered by each of the Seller and the Shareholder, and each of the respective documents are (or when executed and delivered will be) legal, valid, and binding obligations of the Seller and the Shareholder, enforceable in accordance with their respective terms. The authorization,


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execution, delivery, and performance of all necessary documents and the consummation of the transactions as contemplated hereby and thereby do not and will not (1) violate, conflict with, result in the breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any agreement, instrument, or writing of any nature to which the Seller or the Shareholder is a party or is bound, or (2) violate, or result in the breach of, conflict with, or require any notice, filing or consent under, any legal requirements. No consent, approval or authority of any nature, or other formal action, by any person, firm or corporation, or any agency, bureau or department of any government or any subdivision thereof, not already obtained, is required in connection with the execution and delivery of this Stock Purchase Agreement by the Seller or the Shareholder and the consummation by Seller and the Shareholder of the transactions provided for herein.

         3.4 Disclosure. No representation, warranty or other statement by the Seller or the Shareholder herein, contains or will contain an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Neither Seller nor Shareholder is aware of any matter that could reasonably be expected to have a materially adverse effect on the Company's business or prospects.

4. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants as of the date hereof as follows:

         4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification. Purchaser has full corporate power and authority to own its properties and carry on its business as now owned and operated by it and to enter into and perform this Stock Purchase Agreement.

         4.2 Legal Authority. Purchaser has the right, power, legal capacity, and authority to enter into and perform its obligations under this Stock Purchase Agreement and all documents delivered in connection herewith, and this Stock Purchase Agreement constitutes, and each document or instrument to be executed by the Purchaser pursuant to the terms hereof upon each of their respective execution and delivery will have been duly executed and delivered and will constitute, the valid and legally binding obligation of the Purchaser enforceable in accordance with its terms.

5. Closing; Termination. The closing (the "Closing") will occur contemporaneously with the closing of the transactions contemplated by the Agreement. In the event the Closing of the transactions contemplated by the Agreement has not occurred by April 30, 1999, then either party may elect to terminate this Stock Purchase Agreement at anytime thereafter (prior to Closing) by written notice to the other.

6. Closing Deliveries.

         6.1 Deliveries of Seller. At the Closing, Seller and Shareholder shall:
(i) deliver, or shall cause to be delivered, to Purchaser a certificate representing the Shares accompanied by stock powers duly endorsed in blank (collectively, the "Certificate"); (ii) a certificate in form and substance


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satisfactory to Purchaser that each of the representations and warranties set forth in Section 3 of this Stock Purchase Agreement is true and correct as of the Closing; and (iii) execute and deliver such other documents as Purchaser may reasonably request.

         6.2 Purchaser's Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the Purchase Price.

7. Brokers. Except as set forth in Section 4.10 of the Agreement, each party represents to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Stock Purchase Agreement. Should any claim be made for a broker's, finder's or similar fee, on account of any actions or dealings by a party or its agents, such party shall indemnify and hold the other party harmless from and against any and all liability and expenses, including reasonable attorneys' fees incurred by reason of any claim made by such broker.

8. Indemnification by Seller and Shareholder. Seller and Shareholder, jointly and severally, shall indemnify, defend and hold harmless Purchaser, promptly upon demand at any time and from time to time, against any and all demands, losses, liabilities, claims, actions, causes of action, assessments, deficiencies, taxes, costs, damages and expenses, including without limitation, interest, penalties, reasonable attorneys' fees, expenses and disbursements (collectively, "Losses") asserted against, imposed upon or paid, incurred or suffered by the Purchaser, arising out of or in connection with any of the following: (a) any misrepresentation or breach of any representation or warranty made by Seller or Shareholder in this Stock Purchase Agreement; (b) any breach or nonfulfillment of any covenant or agreement made by Seller or Shareholder in this Stock Purchase Agreement; and (c) the claims of any broker or finder engaged by Seller or Shareholder.

9. Indemnification By Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and Shareholder, promptly upon demand at any time and from time to time, against any and all Losses asserted against, imposed upon or paid, incurred or suffered by the Seller or Shareholder, arising out of or in connection with any of the following: (a) any misrepresentation or breach of any representation or warranty made by Purchaser in this Stock Purchase Agreement;
(b) any breach or nonfulfillment of any covenant or agreement made by Purchaser in this Stock Purchase Agreement; and (c) the claims of any broker or finder engaged by Purchaser.

10. Further Provisions Regarding Indemnification. An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Section 8 or 9. If the indemnifying party, within 10 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify and shall have furnished to the indemnified party a bond, letter of credit, escrow or similar arrangement reasonably acceptable to the indemnified party in an amount equal to the total amount demanded in such claim or proceeding, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle or compromise such claim or proceeding without the written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. The indemnified party may in any


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event participate in any such defense with his or its own counsel (the fees and expenses of which shall be at his or its own expense if the indemnifying party has satisfied the requirements of the preceding sentence and so long as the indemnifying party continues to diligently defend such matter).

11. Survival. All representations, warranties, indemnities, covenants and agreements made by Seller and Purchaser in this Stock Purchase Agreement shall survive the Closing, notwithstanding any examination or investigation made by or for any party.

12. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as either may reasonably request in order to carry out the provisions or purpose of this Stock Purchase Agreement, including without limitation, the execution and delivery by Seller of additional stock powers duly executed in blank with respect to the Shares.

13. Notices. All notices or other communications in connection with this Stock Purchase Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Purchaser:

                  Lauderdale Holdings, Inc.
                  5601 North Dixie Highway, Suite 311
                  Fort Lauderdale, Florida 33334
                  Attention:  Rudy Noriega

         If to Seller:

                  First Magnum Corporation
                  125 Worth Avenue, Suite 314
                  Palm Beach, Florida  33480
                  Attention:  Thomas M. Ferguson

14. Entire Agreement. This Stock Purchase Agreement sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Stock Purchase Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Stock Purchase Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

15. Successors. This Stock Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

16. Severability. If any provision of this Stock Purchase Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or

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unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Stock Purchase Agreement.

17. Governing Law. This Stock Purchase Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Florida, without giving effect to any conflict of laws principles.

18. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Stock Purchase Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Stock Purchase Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Stock Purchase Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

19. Specific Performance. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Stock Purchase Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Stock Purchase Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Stock Purchase Agreement.

20. Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Stock Purchase Agreement occurred or shall occur in Broward County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Stock Purchase Agreement may be brought in the courts of record of the State of Florida in Broward County or the District Court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Stock Purchase Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

21. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Stock Purchase Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Stock Purchase Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties


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may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, and all other reasonable charges billed by the attorney to the prevailing party.

22. Construction. The parties acknowledge that this is a negotiated Stock Purchase Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Stock Purchase Agreement.

23. Counterparts. This Stock Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase
Agreement on the date first above written.

                                           "SELLER":

                                           FIRST MAGNUM CORPORATION,
                                           a Florida corporation

                                               /s/ Thomas M. Ferguson, President
                                           By: ---------------------------------
                                               Thomas M. Ferguson, President



                                           "SHAREHOLDER":


                                           /s/ Thomas M. Ferguson, President
                                           -------------------------------------

                                           Thomas M. Ferguson, individually



                                           "PURCHASER":

                                           LAUDERDALE HOLDINGS, INC.,
                                           a Florida corporation


                                           By: /s/ Rudy J. Noriega
                                              ----------------------------------


                                           Name: Rudy J. Noriega
                                                --------------------------------


                                           Its: President
                                               ---------------------------------


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